Exhibit 3.86

AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT
OF
TETON OPERATING SERVICES, LLC

Teton Power Funding, LLC, as the sole Member of Teton Operating Services, LLC (the Company), hereby amends the Limited Liability Company Agreement of Teton Operating Services, LLC dated the 27th day of January, 2004 (the LLC Agreement) as follows:

1	The second sentence of Article 1 of the Limited Liability Company Agreement is hereby amended to read:

Its principal place of business is c/o Atlantic Power Holdings, 200 Clarendon Street, 55th Floor, Boston, MA 02117, or such place or places as the Member may hereafter determine in accordance with this Agreement.

2..	The first section of Article 6, Section 6.2 is hereby amended to read:

The Managing Member hereby designates Barry E. Welch as the President of the Company and Mark Byskov as the Vice President and Secretary of the Company.

3.

Except as expressly amended by the terms of this Amendment, the LLC Agreement remains unchanged and is in full force effective pursuant to its terms. This Amendment shall be effective as of December 13,2004

TETON POWER FUNDING, LLC

By:	/s/ Barry E. Welch
Barry E. Welch
President